EXHIBIT A


         Cover Letter to the Offer to Purchase and Letter of Transmittal


                   Robeco-Sage Triton Fund, L.L.C. Letterhead


IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS
                  TIME, PLEASE DISREGARD THIS NOTICE.
      THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

November 29, 2004

Dear Robeco-Sage Triton Fund, L.L.C. Member:

             We are writing to inform you of important dates relating to a tender offer by Robeco-Sage Triton Fund, L.L.C. (the "Fund"). If you are not interested in tendering your limited liability company interests in the Fund (the "Interest" or "Interests," as the context requires) at this time, please disregard this notice and take no action.

             The tender offer period will begin on November 29, 2004 and will end at 12:00 midnight, eastern time, on December 30, 2004. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

             Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than December 30, 2004. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY PORTION OF YOUR INTEREST AT THIS TIME.

             All  tenders  of   Interests  must  be   received  by  the   Fund's
Administrator, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 30, 2004.

             If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Geslaine Jackson at our Administrator at (610) 676-1058.

Sincerely,

Robeco-Sage Triton Fund, L.L.C.


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